Exhibit 99.2

Traws Pharma Announces Receipt of FDA Guidance on Tivoxavir Marboxil and
Reports Plans for Pursuing Stockpiling for Pandemic Preparedness

NEWTOWN, PA, May 27, 2025 (GLOBE NEWSWIRE) – Traws Pharma, Inc. (NASDAQ: TRAW) (“Traws Pharma”, “Traws” or “the Company”), a clinical-stage biopharmaceutical company developing novel therapies to target critical threats to human health from respiratory viral diseases, today announced receipt of written responses to questions submitted for a Type B pre-Investigational New Drug Application meeting with the U.S. Food and Drug Administration (FDA, the Agency). The FDA provided feedback on development paths for potential approval of tivoxavir marboxil (TXM) for bird flu and seasonal flu, including on the use of the Animal Rule. The Animal Rule is intended to provide a path to approval in situations when human clinical studies would be unethical or impractical.

“The FDA has provided detailed feedback on the development paths for approval, including a combined clinical study enrolling seasonal flu and bird flu-infected subjects, as such infections occur. We are requesting a Type D meeting with the FDA to specify next steps and look forward to working closely with the Agency to develop TXM for bird flu and seasonal flu” said C. David Pauza, PhD, Chief Science Officer for Traws Pharma.

“The consistent finding of therapeutic effects of TXM in three animal models of bird flu increases our confidence that this compound should be rapidly progressed for stockpiling and pandemic readiness by government agencies,” said Robert R. Redfield, MD, Chief Medical Officer for Traws Pharma and former Director of the U.S. Centers for Disease Control and Prevention (CDC). “To that end, we have initiated a dialog with the Biomedical Advanced Research and Development Authority (BARDA), the responsible agency for stockpiling for pandemic preparedness in the United States, and we plan to engage with respective international regulatory agencies for the same purpose. With the known history that previous H5N1 virus outbreaks in human populations are associated with death rates of up to 50%1, we believe that these actions should be pursued with great urgency.”

“This initial interaction with the FDA has helped guide the development of TXM as a broad therapeutic against pandemic and seasonal influenza,” commented Iain Dukes MA DPhil, Interim CEO of Traws Pharma. “We are committed to progressing the process for stockpiling TXM to prevent any pandemic outbreaks associated with bird flu.”

About Tivoxavir Marboxil

Tivoxavir marboxil (TXM) is an investigational oral, small molecule CAP-dependent endonuclease inhibitor designed to be administered as a single-dose for the treatment of bird flu and seasonal influenza. It has potent in vitro activity against a range of influenza strains in preclinical studies, including a human isolate of the highly pathogenic avian flu H5N1 (bird flu). Consistent, positive preclinical data from three animal species indicate that a single dose of TXM demonstrated a therapeutic effect against H5N1 bird flu. Seasonal influenza represents an estimated multi-billion dollar antiviral market opportunity, largely driven by global health organizations, practice guidelines and government tenders2,3, with upside potential from potential pandemic flu outbreaks including H5N1 bird flu. We believe that these data support further development of tivoxavir marboxil as a treatment for bird flu and seasonal flu.

Source information:

1.	Per link
2.	Per link
3.	TRAW data on file

About Traws Pharma, Inc.

Traws Pharma is a clinical stage biopharmaceutical company dedicated to developing novel therapies to target critical threats to human health in respiratory viral diseases. Traws integrates antiviral drug development, medical intelligence and regulatory strategy to meet real world challenges in the treatment of viral diseases. We are advancing novel investigational oral small molecule antiviral agents that have potent activity against difficult to treat or resistant virus strains that threaten human health: bird flu and seasonal influenza, and COVID-19/Long COVID. Tivoxavir marboxil is in development as a single dose treatment for bird flu and seasonal influenza, targeting the influenza cap-dependent endonuclease (CEN). Ratutrelvir is in development as a ritonavir-independent COVID treatment, targeting the Main protease (Mpro or 3CL protease).

For more information, please visit www.trawspharma.com and follow us on LinkedIn.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties including statements regarding the Company, its business and product candidates, including the potential opportunity, benefits and the regulatory plans for tivoxavir marboxil. The Company has attempted to identify forward-looking statements by terminology including “believes”, “estimates”, “anticipates”, “expects”, “plans”, “intends”, “may”, “could”, “might”, “will”, “should”, “preliminary”, “encouraging”, “approximately” or other words that convey uncertainty of future events or outcomes. Although Traws believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including the success and timing of Traws’ clinical trials, our ability to take advantage of expedited regulatory pathways for tivoxavir marboxil, our ability to obtain regulatory approval of tivoxavir marboxil, the expectations of our interactions with regulatory authorities, including both the FDA and BARDA and international regulatory agencies, market conditions, regulatory requirements, changes in government regulation, the extent of the spread and threat of the bird flu, and those discussed under the heading “Risk Factors” in Traws’ filings with the U.S. Securities and Exchange Commission (SEC). Any forward-looking statements contained in this release speak only as of its date. Traws undertakes no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events, except to the extent required by law.

Traws Pharma Contact:

Nora Brennan
Traws Pharma, Inc.
nbrennan@trawspharma.com

www.trawspharma.com

Investor Contact:

Bruce Mackle
LifeSci Advisors, LLC
646-889-1200
bmackle@lifesciadvisors.com